Exhibit 21.1

List of Subsidiaries of the Company

Name of Subsidiary	State of Incorporation / Formation / Organization
NetSTREIT GP, LLC	Delaware
NetSTREIT, L.P.	Delaware
NetSTREIT Management TRS, LLC	Delaware
NetSTREIT Management, LLC	Delaware
NS Retail Holdings, LLC	Delaware